EXHIBIT 77C


The AllianceBernstein Portfolios
--AllianceBernstein Growth Fund (the Portfolio)
811-05088

RESULTS OF SHAREHOLDERS MEETING
(unaudited)

The Annual Meeting of Shareholders of The AllianceBernstein Portfolios
(Fund) was held on November 5, 2010, and adjourned until December 16, 2010 and January 5, 2011. At the December 16,
2010 Meeting, with respect to the first item of business, the election of Trustees for the Fund, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. At the January 5, 2011 Meeting, with respect to the second item of business, an amendment to the Portfolios Investment Advisory Agreement regarding reimbursement of administrative expenses, an insufficient number of the required outstanding shares were voted in favor of the proposal, and, therefore, the proposal was not approved, and with respect to the fifth item of business, changes to the Portfolios fundamental policy regarding commodities, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. A description of each proposal and number of shares voted at the Meeting are as follows
(the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):


1. The election of the Trustees, each such Trustee to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.

			Voted For	Withheld Authority
John H. Dobkin		285,296,290	15,076,070
Michael J. Downey	285,466,617	14,905,743
William H. Foulk, Jr.	285,250,681	15,121,679
D. James Guzy		285,297,563	15,074,797
Nancy P. Jacklin	285,398,163	14,974,198
Robert M. Keith		285,454,944	14,917,416
Garry L. Moody		285,568,917	14,803,443
Marshall C. Turner, Jr.	285,329,840	15,042,521
Earl D. Weiner		285,245,037	15,127,323





2. Approve the amendment of the Portfolios Investment Advisory
Agreement.

2.B. Approve the amendment to Investment Advisory Agreement regarding reimbursement of administrative expenses.

Voted For	Voted Against	Abstained	Broker Non-Votes
7,147,127	756,564		632,950		2,369,296


5. Approve the amendment of the Portfolios fundamental policy regarding commodities.

Voted For	Voted Against	Abstained	Broker Non-Votes
7,314,107	594,221		628,312		2,369,296

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